Exhibit 10.10

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Asterisks denote omissions.

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made between Voyager Pharmaceutical Corporation which has a place of business at 8540 Colonnade Center Drive, Suite 409, Raleigh, North Carolina 27615 (hereinafter “Sponsor”), and Quintiles, Inc., a North Carolina corporation having its principal place of business at 5927 South Miami Boulevard, Morrisville, North Carolina 27560 (hereinafter “Quintiles”). When signed by both parties, this Agreement will set forth the terms and conditions under which Quintiles agrees to provide certain services to Sponsor as set forth herein.

Recitals:

A. Sponsor is in the business of developing, manufacturing and/or distributing pharmaceutical products, medical devices and/or biotechnology products. Quintiles is in the business of providing clinical trial services, research, and other services for the pharmaceutical, medical device and biotechnology industries and has made significant, up-front investments in technologies related to those industries, building on important inventions and web-based technologies.

B. Sponsor and Quintiles desire to enter into this Agreement to provide the terms and conditions upon which Sponsor may engage Quintiles from time-to-time to provide services for individual studies or projects by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions.

Agreement:

1.0	Scope of the Agreement; Work Orders; Nature of Services.

(a)	Scope of Agreement. As a “master” form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Quintiles and Quintiles’ corporate affiliates (see Section 18) and, accordingly, this Agreement represents a vehicle by which Sponsor can efficiently contract with Quintiles and its corporate affiliates for a broad range of services.

(b)	Work Orders. The specific details of each project under this Agreement (each “Project”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

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(c)	Nature of Services. The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Sponsor and agreed to by Quintiles as set forth in the relevant Work Order (collectively, the “Services”). Quintiles and Sponsor, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory responsibility of Sponsor. The Transfer of Obligations Form will be filed with the Food and Drug Administration (“FDA”) by Sponsor where appropriate, or as required by law or regulation.

2.0	Payment of Fees and Expenses. Sponsor will pay Quintiles for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. Unless otherwise agreed in a particular Work Order, the following shall apply: (a) Quintiles will invoice Sponsor monthly for the fees, expenses and pass-through costs incurred in performing the Services; and, (b) Sponsor shall pay each invoice within [**] of the date of the invoice. If any portion of an invoice is disputed, then Sponsor shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Sponsor shall pay Quintiles interest in an amount equal to one percent (1%) per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within thirty (30) days of the date of the invoice.

3.0	Term. This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of five (5) years from the date of execution, or until terminated by either party in accordance with Section 17 below. The Agreement will automatically renew each year thereafter for a period of one year, unless either party notifies the other party in writing at least 30 days prior to the renewal date that it does not want to renew the Agreement.

4.0	Change Orders. Any change in the details of a Work Order or the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Sponsor) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by both parties, and Quintiles will be given a reasonable period of time within which to implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. Without limiting the foregoing, Sponsor agrees that it

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will not unreasonably withhold approval of a Change Order, even if it involves a fixed price contract, if the proposed changes in budgets or time lines result from, among other appropriate reasons, forces outside the reasonable control of Quintiles or changes in the assumptions upon which the initial budget or time lines were based, including, but not limited to, the assumptions set forth in the budget or timelines. Quintiles reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Quintiles, Quintiles and Sponsor shall execute a corresponding amendment to the Transfer of Obligations Form. Sponsor shall file such amendment where appropriate, or as required by law or regulation.

5.0	Confidentiality. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information that are confidential and proprietary to Sponsor. All such data and information (hereinafter “Sponsor Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of Services under this Agreement shall be considered confidential and shall be considered the sole property of Sponsor. All information regarding Quintiles’ operations, methods, and pricing and all Quintiles’ Property (as defined in Section 6.0 below), disclosed by Quintiles to Sponsor in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the “Quintiles Confidential Information”, and together with the Sponsor Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the completion or termination of the applicable Work Order.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed.

6.0	Ownership and Inventions. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Sponsor. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Sponsor and Quintiles agrees to assign its rights in all such inventions and/or related patents to Sponsor. Notwithstanding the foregoing, Sponsor

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acknowledges that Quintiles possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Quintiles and which relate to its business or operations (collectively “Quintiles’ Property”). Sponsor and Quintiles agree that any Quintiles’ Property or improvements thereto which are used, improved, modified or developed by Quintiles under or during the term of this Agreement are the sole and exclusive property of Quintiles.

7.0	Records and Materials. At the completion of the Services by Quintiles, all materials, information and all other data owned by Sponsor, regardless of the method of storage or retrieval, shall be delivered to Sponsor in such form as is then currently in the possession of Quintiles, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Sponsor’s written request, such materials and data may be retained by Quintiles for Sponsor for an agreed-upon time period, or disposed of pursuant to the written directions of Sponsor. Sponsor shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by Quintiles of records and materials after completion or termination of the Services. Quintiles, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, copies of all materials that may be needed to satisfy regulatory requirements or to resolve disputes regarding the Services. Nothing in this Agreement shall be construed to transfer from Sponsor to Quintiles any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

8.0	Independent Contractor Relationship. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, and neither party shall hold itself out as having such authority. If, however, Sponsor desires to conduct clinical trials in one or more countries that require a local sponsor or representative, and Sponsor requests that Quintiles or its affiliates serve as its agent for that purpose, then Quintiles may serve as Sponsor’s agent for the purpose of fulfilling local sponsor or representative duties. Sponsor shall pay Quintiles for such local representative services at Quintiles’ standard daily rates, unless otherwise specified in the Work Order.

9.0	Regulatory Compliance; Inspections. Quintiles agrees that its Services will be conducted in compliance with all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. Regarding the FDA’s electronic records and signatures regulation, 21 CFR Part 11 (“Part 11”), Quintiles has a compliance plan in place as to its applicable database applications and electronic records systems and it is working diligently to implement its plan. Quintiles, however, is not responsible for the compliance or noncompliance of applications or systems used by third parties (including, but not limited

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to, investigative sites or third party laboratories), or any Part 11 audits or assessments thereof, unless such applications or systems are owned by Quintiles. Quintiles’ standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Order. Quintiles certifies that it has not been debarred under the Generic Drug Enforcement Act and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Sponsor represents and certifies that it will not require Quintiles to perform any assignments or tasks in a manner that would violate any applicable law or regulation. Sponsor further represents that it will cooperate with Quintiles in taking any actions that Quintiles reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Quintiles.

Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates is named. Each party, however, shall: a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Sponsor in which Quintiles is providing Services, including, but not limited to, inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to, FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence.

Each party agrees that, during an inspection by the FDA or other regulatory authority concerning any study or Project of Sponsor in which Quintiles, is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior consent of the other party, which shall not unreasonably be withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data (including, but not limited to, the budget and payment sections of the Work Order); 2) sales data (other than shipment data); and, 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements).

During the term of this Agreement, Quintiles will permit Sponsor’s representatives (unless such representatives are competitors of Quintiles) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by Sponsor in connection with any such audit or examination or in connection with any correspondence between Quintiles and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute Quintiles Confidential Information for purposes of this Agreement. Sponsor shall reimburse Quintiles for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services (“Inspection”) instigated by Sponsor or by a governmental authority, unless such Investigation finds that Quintiles breached this Agreement or any applicable law or regulation.

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10.0	Relationship with Investigators. If a particular Work Order obligates Quintiles to contract with investigators or investigative sites (collectively, “Investigators”) then Quintiles will use its standard Clinical Trial Agreement (“Global CTA”) form, a copy of which is attached hereto as Attachment C, along with certain local CTA forms (“Local CTAs”) that have developed for use in certain countries based on local requirements with the benefit of local legal advice, which have been prepared in local language and English language where applicable. Any applicable Local CTAs will be made available for inspection by the Sponsor upon request. If the Global CTA form or a Local CTA is updated, Quintiles will use its then current Global CTA form (or Local CTA as appropriate) as of the time of the Work Order. If Sponsor insists that any CTA form other than the Global CTA and Local CTAs be used, then Sponsor shall pay all translation costs and additional negotiation time may be required. If an Investigator insists upon any material changes to any provisions that directly affect Sponsor, then Quintiles shall submit the proposed material change to Sponsor, and Sponsor shall review, comment on and/or approve such proposed changes within five (5) working days. If the Global CTA form (or Local CTA, where applicable), or any changes approved by Sponsor, differ from the terms of this Agreement or a Work Order (including, but not limited to, provisions allowing an Investigator to publish results or data that Quintiles is prohibited from revealing), then Quintiles shall have no liability for any such approved provisions or changes. Unless otherwise stated in the applicable Work Order, the time incurred by Quintiles in negotiating CTA changes proposed by sites shall be billed at Quintiles’ Standard Rates. The parties acknowledge and agree that Investigators shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor and that Investigators shall exercise their own independent medical judgment. Quintiles’ responsibilities with respect to Investigators shall be limited to those responsibilities specifically set forth in this Agreement and the applicable Work Order.

If Quintiles will be paying Investigators on behalf of Sponsor, the parties will agree in the applicable Work Orders as to a schedule of amounts to be paid to Investigators. Sponsor acknowledges and agrees Quintiles will only pay Investigators from advances or pre-payments received from Sponsor for Investigators’ services, and that Quintiles will not make payments to Investigators prior to receipt of sufficient funds from Sponsor. Sponsor acknowledges and agrees that Quintiles will not be responsible for delays in a study or Project to the extent that such delays are caused by Sponsor’s failure to make adequate pre-payment for Investigators’ services. Sponsor further acknowledges and agrees that payments for Investigators’ services are pass-through payments to third parties and are separate from payments for Quintiles’ Services. Sponsor agrees that it will not withhold Investigator payments except to the extent that it has reasonable questions about the services performed by a particular Investigator.

11.0	Third Party Indemnifications and Agreements. If any investigative sites or any other third parties, including, but not limited to, Data Safety Monitoring Boards, independent laboratories, Advisory Boards, or End Point Adjudication Committees (collectively, “Third Parties”), request an indemnification for loss or damage caused by the sponsor’s

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Project , then Sponsor shall provide such indemnification directly to the Third Party. If Sponsor requests Quintiles’ assistance in negotiating the terms of such indemnities, Quintiles shall provide such negotiation services at its standard daily rates, unless otherwise agreed in the Work Order. Quintiles shall not sign such indemnifications on Sponsor’s behalf unless Sponsor has expressly authorized Quintiles to act as its agent for such purpose or has given Quintiles a written power of attorney to sign such indemnifications. In countries in which local laws or local ethics committees require that a local company must sign such indemnifications and Sponsor has no local presence, Quintiles will sign such indemnities only if the parties have entered into an agreement regarding local representative duties containing the terms attached hereto as Attachment B, either as a part of a Work Order or as a separately signed agreement.

If Sponsor requests that Quintiles enter into agreements to retain Third Parties to perform services regarding the Project, such Third Parties shall be independent contractors and shall not be considered the employees, agents, or subcontractors of Quintiles or Sponsor. Sponsor shall pay Quintiles for its reasonable time and expenses in negotiating and administering any such Third Party Agreements.

12.0	Conflict of Agreements. Quintiles represents to Sponsor that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Sponsor agrees that it will not enter into an agreement with a third party that would alter or affect the regulatory obligations delegated to Quintiles in any study or Project without the written consent of Quintiles, which will not be unreasonably withheld.

13.0	Publication. Project results may not be published or referred to, in whole or in part, by Quintiles or its affiliates without the prior expressed written consent of Sponsor. Neither party will use the other party’s name in connection with any publication or promotion without the other party’s prior, written consent.

14.0	Limitation of Liability. Neither Quintiles, nor its affiliates, nor any of Quintiles’ or its affiliate’s directors, officers, employees, subcontractors or agents shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss in connection with or arising out of this Agreement, any Work Order, or the Services performed by Quintiles hereunder. In addition, in no event shall the collective, aggregate liability (including, but not limited to, contract, negligence and tort liability) of Quintiles or its affiliates, or Quintiles’ or its affiliates’ directors, officers, employees, subcontractors and agents, under this Agreement or any Work Order hereunder exceed the amount of fees actually received by Quintiles from Sponsor for the assignment or task from which such liability arose.

15.0	Indemnification. Sponsor shall indemnify, defend and hold harmless Quintiles and its affiliates, and its and their directors, officers, employees and agents (each, a “Quintiles Indemnified Party”), from and against any and all losses, damages, liabilities, reasonable

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attorney fees, court costs, and expenses (collectively “Losses”), joint or several, resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Work Order, or the Services contemplated herein (including, without limitation, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Work Order relates), except to the extent such Losses are determined to have resulted solely from the negligence or intentional misconduct of the Quintiles Indemnified Party seeking indemnity hereunder.

16.0	Indemnification Procedure. Quintiles shall give Sponsor prompt notice of any such claim or lawsuit (including a copy thereof) served upon it and shall fully cooperate with Sponsor and its legal representatives in the investigation of any matter the subject of indemnification. Quintiles shall not unreasonably withhold its approval of the settlement of any claim, liability, or action covered by this Indemnification provision.

17.0	Termination. Sponsor may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on sixty (60) day’s prior written notice to Quintiles. Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close-out schedule, and Quintiles shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations. If Quintiles determines, in its sole discretion, that its continued performance of the Services contemplated by one or more Work Orders would constitute a potential or actual violation of regulatory or scientific standards of integrity, then Quintiles may terminate the applicable Work Order(s) by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

If this Agreement or any Work Order is terminated, Sponsor shall pay Quintiles for all Services performed in accordance with this Agreement and any applicable Work Order and reimburse Quintiles for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Sponsor shall pay for all the work actually performed in accordance with this Agreement and the applicable Work Order, even if the parties’ original payment schedule spreads-out payments for certain services or defers payments for certain services until the end of the Study. If payments are unit or milestone based, and the Agreement or a Work Order is terminated after costs have been incurred toward achieving portions of one or more incomplete units or milestones, Sponsor will pay Quintiles’ standard fees for actual work performed toward those incomplete units or milestones up to the date of termination, in addition to paying for completed units or

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milestones. Sponsor shall pay for all actual costs, including time spent by Quintiles personnel (which shall be billed at Quintiles’ standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements.

18.0	Relationship with Affiliates. Sponsor agrees that Quintiles may use the Services of its corporate affiliates to fulfill Quintiles’ obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to Quintiles under this Agreement or any Work Order, and entitled to all rights and protections afforded Quintiles under this Agreement and any Work Order. Quintiles agrees that Sponsor’s affiliates may use the services of Quintiles (and its affiliates) under this Agreement. In such event, such Sponsor’s affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded Sponsor under this Agreement and any Work Order. Any such affiliate of Sponsor or Quintiles may execute a Work Order directly. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Sponsor or Quintiles, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

19.0	Cooperation; Sponsor Delays; Disclosure of Hazards. Sponsor shall forward to Quintiles in a timely manner all documents, materials and information in Sponsor’s possession or control necessary for Quintiles to conduct the Services. Quintiles shall not be liable to Sponsor nor be deemed to have breached this Agreement for errors, delays or other consequences arising from Sponsor’s failure to timely provide documents, materials or information or to otherwise cooperate with Quintiles in order for Quintiles to timely and properly perform its obligations, and any such failure by Sponsor shall automatically extend any timelines affected by a time period reasonably commensurate to take into account such failure, unless Sponsor agrees in writing to pay any additional costs that would be required to meet the original timeline. If Sponsor delays a project from its agreed starting date or suspends performance of the project then either: a) Sponsor will pay the standard daily rate of the Quintiles’ personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay, in order to keep the current team members; or, b) Quintiles may re-allocate the personnel at its discretion, and Sponsor will pay the costs of re-training new personnel. In addition, Sponsor will pay all non-cancelable costs and expenses incurred by Quintiles due to the delay and will adjust all timelines to reflect additional time required due to the delay. Sponsor shall provide Quintiles with all information available to it regarding known or potential hazards associated with the use of any substances supplied to Quintiles by Sponsor, and Sponsor shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

20.0	Force Majeure. In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

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21.0	Notices and Deliveries. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to Quintiles:	If to Sponsor:

Quintiles, Inc. 5927 South Miami Boulevard Morrisville, North Carolina 27560 ATTN: Elena M. Mestre	Voyager Pharmaceutical Corporation 8650 Colonnade Drive, Suite 409 Raleigh, North Carolina 27615 ATTN: Timothy J. Creech

With a copy to:

Quintiles Transnational Legal Department P.O. Box 13979 Research Triangle Park, North Carolina 27709-3979 ATTN: John Russell

If Sponsor delivers, ships, or mails materials or documents to Quintiles, or requests that Quintiles deliver, ship, or mail materials or documents to Sponsor or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Sponsor. Quintiles disclaims any liability for the actions or omissions of third-party delivery services or carriers. All information transmitted by Quintiles pursuant to this agreement will be sent by the standard transmission method selected by Quintiles (telephone, facsimile, mail, personal delivery or email). Sponsor hereby consents and authorizes Quintiles to send facsimiles relating to the Services, or relating to potential future services, to any office of Sponsor or Sponsor’s affiliates.

22.0	Insurance. During the term of this Agreement to cover its obligations hereunder, each party shall maintain insurance coverage as follows: 1) (a) Professional Liability for Quintiles in an amount of at least US$[**]; (b) Product Liability for Sponsor in an amount of at least US$[**]; and 2) General Liability in amounts of at least US$3,000,000.00. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Each party shall provide the other party with a certificate of insurance upon request. The insured shall provide the other party with at least thirty (30) days prior written notice of any material change, cancellation or expiration of the above-required insurance.

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23.0	Foreign Currency Exchange. The currency to be used for invoice and payment shall be the currency stated in the Budget or Table attached to the Work Order (the “Contracted Currency”). If Quintiles incurs pass-through costs in a currency other than the Contracted Currency, then Sponsor shall reimburse Quintiles for Quintiles’ actual costs in the Contracted Currency based on the Oanda foreign currency exchange rate (Oanda.com) for the applicable currencies on the last business Friday of the month. For Work Orders that involve the performance of Services by Quintiles or its affiliates in any countries that use currencies other than the Contracted Currency, and the fees for such Services will exceed $500,000, then a currency exchange provision shall be included in the Work Order.

24.0	Inflation Adjustments. Where services in a Work Order are provided by Quintiles over multiple calendar years, Quintiles may increase its fees at the beginning of each calendar year to reflect increases in Quintiles’ business costs on a prospective basis only. Quintiles’ overall costs may be increased for the next twelve (12) month period using the average percentage change in the wages/earnings survey as published in the Economist (or as reported at www.economist.com) or the equivalent inflation index of the country where services are performed, over the preceding twelve (12) month period.

25.0	Data Protection. Quintiles and Sponsor agree to comply with all applicable privacy laws and regulations. If the Project will involve the collection or processing of personal data (as defined by applicable data protection legislation) within the European Economic Area (“EEA”), then Sponsor shall serve as the controller of such data, as defined by the European Union (“EU”) Data Protection Directive (the “Directive”), and Quintiles shall act only under the instructions of the Sponsor in regard to personal data. If Sponsor is not based in the EEA, but personal data will be gathered or processed in the EEA, Sponsor must appoint an EEA company to act as its local representative for data protection purposes in order to comply with the Directive, and such designation is attached hereto and incorporated by reference. If Sponsor does not have an affiliate in the EEA and requests that a Quintiles affiliate in the EEA serve as its local representative, then the parties shall negotiate a fee for such representative duties and shall enter into a Data Transfer Agreement between the parties containing the Standard Contractual Clauses set forth by the EU Commission Decision of 15 June 2001 (Decision 2001/497/EC) before Quintiles will assume any such representative duties. If Sponsor is not based in the EEA, Quintiles will not export any personal data from the EEA unless Sponsor has appointed a local representative.

26.0	Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Sponsor and Quintiles and their respective successors and permitted assigns. Except as stated above in Section 18, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party.

27.0	Choice of Law, Waiver and Enforceability. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a

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breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

28.0	Survival. The rights and obligations of Sponsor and Quintiles, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

29.0	Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. Such arbitration shall be filed and conducted at the office of the AAA closest to the Quintiles office having responsibility for the Project, and shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA Rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement.

30.0	Entire Agreement, Headings and Modification. This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

QUINTILES, INC.		VOYAGER PHARMACEUTICAL CORPORATION

By:	/s/ Elena M. Mestre	By:	/s/ David Corcoran
	(signature)		(signature)
Print Name:	Elena M. Mestre	Print Name:	David Corcoran
Title:	Vice President	Title:	Executive Vice President & CFO
Date:	April 1, 2005	Date:	3-31-05

FEDERAL ID#: 56-1323952

CONFIDENTIAL

EXHIBIT A

SAMPLE WORK ORDER

WORK ORDER

This Work Order (“Work Order”) is between                      (“Sponsor”) and                      (“Quintiles”) and relates to the Master Services Agreement dated                              (the “Master Agreement”), which is incorporated by reference herein. Pursuant to the Master Agreement, Quintiles has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1. Work Order. This document constitutes a “Work Order” under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2. Services and Payment of Fees and Expenses. The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
PROJECT BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4
TRANSFER OF OBLIGATIONS (if applicable)	ATTACHMENT 5
LOCAL REPRESENTATIVE DUTIES (if applicable)	ATTACHMENT 6

3. Term. The term of this Work Order shall commence on the date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

4. Affiliates and Subcontractors. Sponsor agrees that Quintiles may use the services of its corporate affiliates to fulfill Quintiles’ obligations under this Work Order. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors or consultants (other than Quintiles’ affiliates) that will be used by Quintiles in performing the Services are listed below:

[Insert names of any subcontractors or consultants, other than Quintiles’ affiliates, that will be used]

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5. Amendments. No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other.

6. Currency Exchange. [Insert currency exchange provision in all Work Orders in which Quintiles will earn fees or incur expenses in excess of one million U.S. Dollars in a currency differing from the invoice and payment currency]

7. Inflation and Cost Adjustment. [Insert cost adjustment provision and inflation provision, if appropriate.]

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[Quintiles]	[Sponsor]

By:	By:

Title:	Title:

Date:	Date:

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EXHIBIT B

SAMPLE LOCAL REPRESENTATIVE DUTIES ATTACHMENT

LOCAL REPRESENTATIVE DUTIES

WHEREAS, pursuant to the attached agreement (the “Agreement’) [Insert full name of sponsor] (“Sponsor”) desires to conduct clinical trials in one or more countries that require that local sponsors or representatives must sign the indemnifications to investigative sites or other local entities, but Sponsor does not have offices in such countries; and,

WHEREAS [Insert full name of Quintiles company] and/or its affiliates (hereinafter, jointly, “Quintiles”) has offices in such countries, and Sponsor has requested that Quintiles act as its local sponsor or representative (“Local Representative”) in such countries in conducting the clinical trials covered by the attached Agreement (the “Clinical Trials”);

NOW THEREFORE, as part of the attached Agreement, the parties hereby agree as follows:

1) Quintiles agrees that it will act as Sponsor’s Local Representative for the Clinical Trials in the following country or countries that require that local sponsors or representatives must sign the indemnifications to sites or other entities: [insert applicable countries, e.g., Australia, China, Denmark, Mexico or Singapore]; provided, however, that the following special requirements must be met:

a) Sponsor shall make Quintiles and its affiliates an additional insured on insurance policies covering the Clinical Trials that are valid in each such country and that contain, at a minimum, the following types and amounts of insurance with an insurance company that is rated at least B, XXI by A.M. Best (or of an analogous rating by a similar organization if Sponsor is not a United States company): Products liability insurance and professional liability insurance, having an aggregate coverage and per occurrence limit of not less than US$[**]. : 1) Professional Liability and Product Liability with aggregate and per occurrence limits of at least US$[**]; 2) General Liability in amounts of at least US$5,000,000.00; 3) Workers compensation or foreign employer liability in amounts in accordance with local and national statute; and 4) Property in an amount of at least US$500,000.00 in accordance with local and national statute. All insurance amounts may be obtained by full, individual primary policy amount; a primary amount of less than minimum requirement enhanced by a blanket excess umbrella policy; or a combination of either. Such insurance will remain in effect during the entire period of the Clinical Trials and for at least four years thereafter in either the form of a primary policy or an extended reporting period endorsement. Said policies shall not be canceled or otherwise materially changed during that period without thirty (30) days prior written notice to Quintiles. Sponsor agrees to provide a certificate of insurance for the above-referenced insurance within 10 days of the execution of this agreement to the Quintiles Project Manager for the Clinical Trials, with a copy to the following address: Quintiles Transnational Risk Management, 4709 Creekstone Drive, Durham, North Carolina, 27703, Attention, Barbara Allen.

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b) Quintiles shall perform all the monitoring for the Clinical Trials in countries with such indemnification requirements, and Sponsor shall not use any other contract research organization in those countries to perform any duties or tasks for which Quintiles may be held responsible as Local Representative.

c) (This sub-section is applicable only if the Study Drug has never before been tested in humans, or if the Clinical Trials involve testing on pregnant women, introduction of a live virus into humans who do not already have a terminal illness, or medical devices subject to tracking pursuant to 21 CFR Part 821, or if Quintiles has notified Sponsor in writing prior to the signing of the attached Agreement that Quintiles reasonably believes the Clinical Trials involve an unusually high degree of risk). Sponsor shall provide to Quintiles, within 10 days of the execution of the Agreement, a summary of the safety history and issues involving that drug, device or product, and will provide, within ten days of any such request, any additional safety or manufacturing information reasonably requested by Quintiles. Upon receipt of such safety materials, Quintiles will assess the seriousness of the safety issues, the specific legal risks and obligations assumed by Quintiles in the country at issue, and the potential revenue and other benefits to Quintiles in performing the Clinical Trials, and Quintiles shall have the option of notifying Sponsor, within 10 days of receipt of all the requested safety information, that it declines to enter into the indemnification agreements for a specific country or countries.

2) Sponsor agrees that Quintiles will be Sponsor’s authorized agent solely for the purpose of serving as Sponsor’s Local Representative in the above-listed countries and performing the duties and obligations that Quintiles and Sponsor agree in writing that Quintiles will perform. If a local governmental authority instructs Quintiles, in its capacity as Local Representative, to fulfill duties or tasks that Sponsor and Quintiles have not agreed that Quintiles will perform, then Quintiles shall inform Sponsor of the authority’s instructions, and either Sponsor shall perform the required duties or tasks, or Quintiles shall perform the required duties and tasks, and Sponsor shall pay for Quintiles’ time (at its standard daily rates) and expenses in performing such duties and tasks. Sponsor hereby expressly acknowledges and agrees that the indemnification included in the attached Agreement applies to any and all claims, damages, costs, liabilities and expenses (including reasonable attorney’s fees and court costs) of any type (“Losses”) arising from or in connection with Quintiles’ services as Local Representative for the Clinical Trials, including, but not limited to, any and all Losses incurred due to any indemnifications entered into by Quintiles pursuant to Section 1 above.

3) If the attached Agreement is terminated, then Quintiles will cease acting as Local Representative, will terminate any indemnifications it has entered into as Local Representative, and will assign to Sponsor or Sponsor’s designate any investigator agreements relating to the Clinical Trials that have been executed by Quintiles. In addition, Quintiles may cease acting as Local Representative and terminate any existing indemnifications if: a) Sponsor fails to maintain the insurance required in Section 1; b) Quintiles is no longer providing all the monitoring in the countries listed above due to a modification of the attached Agreement; or, c) one or more serious adverse events occur such Quintiles reasonably believes that subjects or patients will be

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subjected to unacceptable safety risks. Sponsor agrees that Quintiles shall have no liability to Sponsor for any cessation of its Local Representative Duties or termination of indemnifications pursuant to this Section.

4) If Sponsor requests that Quintiles act as its Local Representative for the Clinical Trials in any additional country not currently listed herein, and Quintiles agrees to act as the Local Representative in such country, then the terms of this Attachment shall apply to Quintiles’ services as Local Representative in that country.

5) The terms of this Attachment shall form an integral part of, and are incorporated into, the attached Agreement.

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EXHIBIT C

SAMPLE CLINICAL TRIAL AGREEMENT FORM

CLINICAL TRIAL AGREEMENT

Made between «INVNAME», having a place of business at «INVADD1», «INVADD2», «INVADD3»,, «INVADD4» (the “Investigator”), «SITENAME», having a place of business at «SITEADD1», «SITEADD2», «SITEADD3», «SITEADD4» (the “Institution”), [if applicable, add <<Research Company>> at <<RCADD>>] (the “Research Company”) and [insert name of Quintiles entity], having a place of business at [insert address] (“Quintiles”) representing the interests of [SPONSOR LEGAL NAME] (the “Sponsor”).

PROTOCOL NUMBER:

PROTOCOL TITLE:

PROTOCOL DATE:

SPONSOR:

PRINCIPAL INVESTIGATOR:

«INVNAME»

Note: If Investigator is not a party to the Agreement, then Investigator must be an actual employee of the Institution, and the following language must be included after the Investigator’s name: “an employee of Institution”

WHEREAS, the Investigator and Institution [or “and Research Company”], if any, (hereafter, jointly, the “Site”) are willing to conduct a clinical trial (the “Study”), in accordance with the above-referenced protocol and any subsequent amendments thereto (the “Protocol”) and Quintiles requests the Site to undertake such Study;

NOW THEREFORE, the following is agreed:

1.	Quintiles hereby appoints the Site to conduct the Study, and the Site agrees to ensure that the Site and the Site’s employees, agents, and staff will conduct the Study in accordance with the Protocol, the terms of this agreement, including the Terms and Conditions attached as Attachment A, the Payment Schedule and Budget attached as Attachment B, and any other the attachments hereto, which all are incorporated by reference herein (the “Agreement”), good clinical practices, and all applicable laws and regulations. The Site hereby confirms that it has enough time and resources to perform the Study according to the highest quality standards.

2.	Payments shall be made in accordance with the provisions set forth in Attachment B, with the last payment being made after the Site completes all its obligations hereunder, and Quintiles has received all completed case report forms (“CRFs”) and, if Quintiles requests, all other Confidential Information as defined in Attachment A, Section 2 (Confidential and Proprietary Information). The Site will act as an independent

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contractor, and shall not be considered the employee or agent of Quintiles or Sponsor. Neither Quintiles nor Sponsor shall be responsible for any employee benefits, pensions, workers’ compensation, withholding, or employment-related taxes as to the Site. The Site acknowledges and agrees that Investigator’s judgment with respect to Investigator’s advice to and care of each subject is not affected by the compensation Site receives hereunder. The parties agree that the payee designated below is the proper payee for this Agreement, and that payments under this Agreement will be made only to the following payee (the “Payee”):

PAYEE NAME: Please note: This should be a business name and must match the business name used to file for your tax EIN or other tax ID number	«PayeeName»

PAYEE ADDRESS: Please Note: this should be street address, not a PO Box	«Payee Address»
«PayeeAddress2»
«Payee City», «Payee State» «PayeePostal_Code»

THE TAX ID MUST EXACTLY MATCH THE PAYEE NAME INDICATED ABOVE

TAX ID NUMBER [For Canada,Insert: GST & PROVINCIAL TAX IF APPLICABLE]
For Canada: GST tax number or applicable provincial tax number or Tax exempt

If the Payee is in the United States of America (“U.S.”), the Payee’s 9 Digit Tax Identification Number and SSN/EIN designation will be required before any payments can be made under this Agreement.

[For Canada include “If the Payee is in Canada the Payee’s applicable tax numbers or Tax exempt status designation will be required before any payment can be made under this Agreement.”]

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Site will have thirty (30) days from the receipt of final payment to dispute any payment discrepancies during the course of the Study.

The parties acknowledge that the designated Payee is authorized to receive all of the payments for the services performed under this Agreement. If the Investigator is not the Payee, then the Payee’s obligation to reimburse the Investigator will be determined by a separate agreement between Investigator and Payee, which may involve different payment amounts and different payment intervals than the payments made by Quintiles to the Payee. Investigator acknowledges that if Investigator is not the Payee, Quintiles will not pay Investigator even if the Payee fails to reimburse Investigator.

3.	This Agreement will become effective on the date on which it is last signed by the parties and shall continue until completion or until terminated in accordance with the provision in Attachment A. In the event of a conflict between the Protocol and this Agreement, the terms of the Agreement will govern.

4.	[INSERT ANY SPECIAL COUNTRY REQUIREMENTS, IF APPLICABLE] [For Sites in the European Union, the following language must be included due to Data Privacy laws and regulations: Prior to and during the course of the Study, the Site and Site staff may provide personal data relating to its investigators, Site staff or other personnel, which may be subject to data privacy laws or regulations. Such personal data may include names, contact information, work experience, qualifications, publications, resumes, educational background, performance information, facilities, staff capabilities, and other information relating to the Site’s conduct of clinical trials. If the Site is in the European Union, the Sponsor would be the data controller for such personal data. The Site hereby consents to the use and processing of its personal data and the personal data of its investigators, staff and personnel for the following purposes: a) the conduct of the Study; b) review by governmental or regulatory agencies, Sponsor, Quintiles, and their agents, and affiliates; c) satisfying legal or regulatory requirements; and, d) storage in databases for use in selecting sites in future clinical trials. The Site further consents to the transfer of such data to countries other than the Site’s own country, even though data protection may not exist or be as developed in those countries as in the Site’s own country. The Site agrees to ensure that its staff and personnel are aware that their personal data will be used, processed and stored for above-stated purposes and may potentially be transferred to other countries and that they consent to such use, storage and transfer.”

ACKNOWLEDGED AND AGREED BY [Insert legal name of Quintiles entity]

By:
Title:
Date:

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ACKNOWLEDGED AND AGREED BY THE PRINCIPAL INVESTIGATOR:

<<INVNAME>>

Date:

ACKNOWLEDGED AND AGREED BY [Insert legal name of Institution], if applicable:

By:

Title (must be authorized to sign on Institution’s behalf):

Date:

ACKNOWLEDGED AND AGREED BY [Insert legal name of Research Company], if applicable:

By:
Title (must be authorized to sign on Research Company’s behalf):

Date:

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ATTACHMENT A

TERMS AND CONDITIONS

1) Conduct of the Study. The parties to the attached agreement (the “Agreement”) agree that the clinical trial described therein (the “Study”) will be performed in strict accordance with the applicable protocol, and any subsequent amendments thereto (the “Protocol”), applicable federal, state, and local laws, regulations and guidelines, and good clinical practices (“GCPs”). The Principal Investigator (the “Investigator”) shall review all case report forms (“CRFs”) to ensure their accuracy and completeness, shall review and understand the information in the investigator’s brochure or device labeling instructions, as applicable, shall ensure that all informed consent requirements are met, and shall ensure that all required reviews and approvals (or favorable opinions) by applicable regulatory authorities and Institutional Review Boards (“IRBs”) or Independent Ethics Committees (“IECs”) are obtained. The Investigator and the institution(s) (the “Institution”), if any, conducting the trial (jointly, the “Site”) agree to ensure that all clinical data are accurate, complete, and legible. The Site shall promptly and fully produce all data, records and information relating to the Study to Quintiles and the sponsor of the Study (the “Sponsor”) and their representatives during normal business hours, and shall assist them in promptly resolving any questions and in performing audits or reviews of original subject records, reports, or data sources. The Site agrees to cooperate with the representatives of Quintiles and Sponsor who visit the Site, and the Site agrees to ensure that the employees, agents and representatives of the Site do not harass, or otherwise create a hostile working environment for, such representatives. The Site shall use the drug, device, product or compound being tested (the “Investigational Product”), and any comparator products provided in connection with the Study, solely for the purpose of properly completing the Study and shall maintain all Investigational Product and any comparator products in a locked, secured area at all times. Upon completion or termination of the Study, the Site shall return all unused Investigational Product, comparator products, equipment, and materials and all Confidential Information (as defined below).

2) Confidential and Proprietary Information. All information (including, but not limited to, documents, descriptions, data, CRFs, photographs, videos and instructions), and materials (including, but not limited to, the Investigational Product and comparator products), provided to the Site by Quintiles, Sponsor, or their agents, (whether verbal, written or electronic), and all data, reports and information, relating to the Study or its progress (hereinafter, the “Confidential Information”) shall be the property of Sponsor. The Site shall keep the Confidential Information strictly confidential and shall disclose it only to its employees involved in conducting the Study on a need-to-know basis. These confidentiality obligations shall continue until ten (10) years after completion of the Study, but shall not apply to Confidential Information to the extent that it: a) is or becomes publicly available through no fault of the Site; b) is disclosed to the Site by a third party not subject to any obligation of confidence; c) must be disclosed to IRBs, IECs, or applicable regulatory authorities; d) must be included in any subject’s informed consent form; e) is published in accordance with Article 3 herein; or, f) is required to be disclosed by applicable law. The existing inventions and technologies of Sponsor, Quintiles, or the Site are their separate property and are not affected by this Agreement. Sponsor shall have exclusive ownership of any inventions or discoveries arising in whole or in part from Confidential Information or arising as a result of the Study. The Site will, at Sponsor’s expense, execute any documents and give any testimony necessary for Sponsor to obtain patents in any country or to

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otherwise protect Sponsor’s interests in such inventions or discoveries. The Site agrees to comply with any applicable data privacy or data protection legislation of the country in which the data originated.

3) Publication. As this is a multi center trial, it is agreed that results from this study will not be made public until all data from the trial is completed. Site and Investigator will not publish any manuscript or materials relating to study without Sponsor’s consent, and at least sixty (60) days prior to submitting or presenting a manuscript or other materials relating to the Study to a publisher, reviewer, or other outside persons, the Site shall provide to Sponsor a copy of all such manuscripts and materials, and allow Sponsor sixty (60) days to review and comment on them. If the Sponsor requests, the Site shall remove any Confidential Information (other than Study results) from such manuscripts or materials prior to submitting or presenting the materials. Further, upon request of Sponsor, the Site agrees to withhold any publication if there is a patentable invention until such time as Sponsor is able to secure adequate patent protection. No party hereto shall use any other party’s name, or Sponsor’s name, in connection with any advertising, publication or promotion without prior written permission.

4) Inspection and Debarment. When given reasonable notice, the Site agrees to allow authorized Quintiles, Sponsor or regulatory authority personnel direct access to the Site’s records relating to the Study, including subject medical records, for monitoring, auditing, and inspection purposes. The Site shall immediately notify Quintiles of, and provide Quintiles copies of, any inquiries, correspondence or communications to or from any governmental or regulatory authority relating to the Study, including, but not limited to, requests for inspection of the Site’s facilities, and the Site shall permit Quintiles and Sponsor to attend any such inspections. The Site will make reasonable efforts to separate, and not disclose, all confidential materials that are not required to be disclosed during such inspections. The Investigator and the Institution, if any, shall be jointly responsible for maintaining essential Study documents for the time and in the manner specified by current good clinical practice (“GCP”) guidelines, local laws, and Sponsor requirements and shall take measures to prevent accidental or premature destruction of these documents. If the Investigator leaves an institution, then responsibility for maintaining Study records shall be determined in accordance with applicable regulations. If an investigator or subinvestigator leaves an institution or otherwise changes addresses, he or she shall promptly notify Sponsor and Quintiles of his or her new address. The Site represents and warrants that neither it, nor any of its employees, agents or other persons performing the Study under its direction, has been debarred, disqualified or banned from conducting clinical trials or is under investigation by any regulatory authority for debarment or any similar regulatory action in any country, and the Site shall notify Quintiles immediately if any such investigation, disqualification, debarment, or ban occurs.

5) Termination. Quintiles may terminate this Agreement effective immediately upon written notice. The Site may terminate upon written notice if circumstances beyond the Site’s reasonable control prevent the Site from completing the Study, or if the Site reasonably determines that it is unsafe to continue the Study. Upon receipt of notice of termination, the Site shall immediately cease any subject recruitment, follow the specified termination procedures, ensure that any required subject follow-up procedures are completed, and make all reasonable efforts to minimize further costs, and Quintiles shall make a final payment for visits or milestones properly performed pursuant to this Agreement in the amounts specified in the Attachment B; provided,

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however, that ten percent (10%) of this final payment will be withheld until final acceptance by Sponsor of all subject CRF pages and all data clarifications issued and satisfaction of all other applicable conditions set forth in the Agreement. Neither Quintiles nor Sponsor shall be responsible to the Site for any lost profits, lost opportunities, or other consequential damages. If a material breach of this Agreement appears to have occurred and termination may be required, then, except to the extent that subject safety may be jeopardized, Quintiles may suspend performance of all or part of this Agreement, including, but not limited to, subject enrollment.

6) Claims and Disclaimers. The Site shall promptly notify Quintiles and Sponsor in writing of any claim of illness or injury actually or allegedly due to an adverse reaction to the Investigational Product and allow Sponsor to handle such claim (including settlement negotiations), and shall cooperate fully with Sponsor in its handling of the claim. Quintiles expressly disclaims any liability in connection with the Investigational Product, including any liability for any product claim arising out of a condition caused by or allegedly caused by the administration of such product except to the extent that such liability is caused by the negligence, willful misconduct or breach of this Agreement by Quintiles. Neither Quintiles nor Sponsor will be responsible for, and the Site agrees, to the extent allowed by law, to indemnify and hold them harmless from, any loss, claim, cost (including reasonable attorney fees) or demand arising from any injuries or damages resulting from the Site’s negligence, failure to adhere to the Protocol, failure to obtain informed consent, unauthorized warranties, breach of this Agreement or willful misconduct. If the Site is in the U.S., it shall maintain professional liability insurance coverage with limits of not less than two hundred thousand dollars ($200,000 USD) per occurrence and four hundred thousand dollars ($400,000 USD) aggregate throughout the term of this Study if the policy is an occurrence policy, and for an additional five (5) years after completion of the Study if such insurance is a claims-made policy, and will provide, upon request, a certificate of insurance. If the Site is in Canada, the Investigator shall obtain, and maintain in good standing, membership with the Canadian Medical Protective Association. If the Site is outside of the U.S. or Canada, it shall maintain a commercially reasonable level of insurance, and, upon request, shall provide a certificate of insurance to Quintiles; or, alternatively, if applicable insurance is provided by a governmental agency, the Site shall satisfy all requirements necessary to remain eligible for such governmental insurance during the Study.

7) Financial Disclosure. If Quintiles or Sponsor provides financial disclosure forms to the Site pursuant to U.S. regulatory requirements, then the Site agrees that, for each listed or identified investigator or subinvestigator who is directly involved in the treatment or evaluation of research subjects, it shall promptly return to Quintiles a financial disclosure form that has been completed and signed by such investigator or subinvestigator, which shall disclose any applicable interests held by those investigators or subinvestigators or their spouses or dependent children. Quintiles may withhold payments if it does not receive a completed form from each such investigator and subinvestigator. The Site shall ensure that all such forms are promptly updated as needed to maintain their accuracy and completeness during the Study and for one (1) year after its completion. The Site agrees that the completed forms may be subject to review by governmental or regulatory agencies, Sponsor, Quintiles, and their agents, and the Site consents to such review. The Site further consents to the transfer of its financial disclosure data to the Sponsor’s country of origin, and to the U.S. if the Site is outside of the U.S., even though data protection may not exist or be as developed in those countries as in the Site’s own country.

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8) Shipping of Dangerous Goods and Infectious Materials. The shipment of dangerous goods and infectious materials (including infectious subject specimens) is subject to local, national, and international laws and regulations. The Site is responsible for ensuring that each individual who packages or handles any dangerous goods or infectious materials for shipping from the Site complies with all applicable laws and regulations.

9) Additional Requirements for Medical Device Studies. If the Study will be used in support of an FDA investigational device exemption (IDE) application, then, in addition to all other provisions of this Agreement, the requirements of this Section shall apply. The Investigator agrees to perform the Study in accordance with 21 CFR Section 812, including, but not limited to, Sections 812. 25, 812.100, 812.110, 812. 140, 812.145, and 812.150, and with the investigational plan as defined in Section 812.25, and with all conditions of approval imposed by the reviewing IRB or IEC, or FDA. The Investigator shall supervise all testing of the device involving human subjects. If the Study is terminated, the Investigator shall dispose of or return the device as directed by Quintiles or Sponsor, unless such disposal or return would jeopardize the rights, safety or welfare of a subject.

10) Additional Contractual Provisions. This Agreement, including these Terms and Conditions, constitutes the sole and complete agreement between the parties and replaces all other written and oral agreements relating to the Study. No amendments or modifications to this Agreement shall be valid unless in writing and signed by all the parties. Failure to enforce any term of this Agreement shall not constitute a waiver of such term. If any part of this Agreement is found to be unenforceable, the rest of this Agreement will remain in effect. This Agreement shall be binding upon the parties and their successors and assigns. The Site shall not assign or transfer any rights or obligations under this Agreement without the written consent of Quintiles. Upon Sponsor’s request, Quintiles may assign this Agreement to Sponsor or to a third party, and Quintiles shall not be responsible for any obligations or liabilities under this Agreement that arise after the date of the assignment, and the Site hereby consents to such an assignment. Site will be given prompt notice of such assignment by the assignee. The terms of this Agreement that contain obligations or rights that extend beyond the completion of the Study shall survive termination or completion of this Agreement. This Agreement shall be interpreted under the laws of the state or province and country in which such Site conducts the Study.

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ATTACHMENT B

NAME COMPANY, NAME PROTOCOL

BUDGET AND PAYMENT SCHEDULE

A. PAYMENT TERMS

Quintiles will reimburse the Payee monthly, on a completed visit per subject basis in accordance with the attached budget. Ninety percent (90%) of each payment due, including any Screening Failure that may be payable under the terms of this Agreement, will be made based upon prior month enrollment data confirmed by subject Case Report Forms (“CRFs”) received from the Site supporting subject visitation. The balance of monies earned, up to ten percent (10%), will be pro-rated upon verification of actual subject visits, and will be paid by Quintiles to the Payee upon final acceptance by Sponsor of all CRFs pages, all data clarifications issued, the receipt and approval of any outstanding regulatory documents as required by Quintiles and/or Sponsor, the return of all unused supplies to Quintiles, and upon satisfaction of all other applicable conditions set forth in the Agreement.

Major, disqualifying Protocol violations are not payable under this Agreement

B. ADVANCE PAYMENT:

Upon completion and receipt by Quintiles of all original contractual and regulatory documentation, Quintiles will pre-pay a portion of the monies that Site will be entitled, under Section A of this Budget and Payment Schedule, to receive as it performs subject activities covered by such Section (the “Advance”). Consequently, as it performs these subject activities, Site will not receive payment for them from Quintiles under such Section, but will instead incrementally earn the Advance. Once Site has earned the entire Advance, payments from Quintiles under such Section will resume for subsequent subject activities covered by such Section that are performed by Site. If, upon completion or termination of this Agreement, the amount of the Advance exceeds the amount that Site is entitled to receive under such Section for all the subject activities covered by such Section that it performed up to that time, then Site shall promptly remit the difference to Quintiles. The amount of the Advance is XXXXX Thousand Dollars ($XXXX).

Any expense or cost incurred by Site in performing this Agreement that is not specifically designated as reimbursable by Quintiles or Sponsor under the Agreement (including this Budget and Payment Schedule) is Site’s sole responsibility.

C. SCREENING FAILURE PAYMENTS: [If screen failure payments will not be made, be sure it’s stated explicitly]

Reimbursement for screen failures will be at the amount indicated on the screening visit of the attached budget, not to exceed XXX (X) screen failure paid to XXX (X) subject randomized. To be eligible for reimbursement of screening visit, completed screening CRF pages must be submitted to Quintiles and any additional information, which may be requested by Quintiles to appropriately document the subject screening procedures.

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D. DISCONTINUED OR EARLY TERMINATION PAYMENTS:

Reimbursement for discontinued or early termination subjects will be prorated based on the number of confirmed completed visits.

E. ORIGINAL INVOICES:

Original Invoices pertaining to this Study for the following items must be submitted to Quintiles for reimbursement at the following address:

Quintiles, Inc.

Attn: Name of Payments Analyst

Investigator Payment Administration Department

{Insert appropriate address}

Phone Number of Payments Analyst

1-888-267-2836

Please note that invoices will not be processed unless they reference the Sponsor name, Protocol number and Investigator and will be included with the regular payments. After receipt and verification, reimbursement for invoices will be included with the next regularly scheduled payment for subject activity.

•	Subject Recruitment/Advertising

Advertising (e.g., newspapers, radio stations etc.) will be reimbursed for actual costs paid by the Site on a pass-through basis upon receipt of original supporting invoices from third party vendors. Reimbursement will only be made if the advertisement(s) were previously approved by Quintiles, the Sponsor and the IRB/IEC. The reimbursement will NOT include overhead and will not exceed XXX Hundred Dollars ($XXX) per randomized subject [or overall maximum amount]. Said invoices should be directed as instructed in this Attachment.

•	Institutional Review Boards (“IRBs”) or Independent Ethics Committees (“IECs”) Payments

IRB/IEC costs will be reimbursed on a pass-through basis and are not included in the attached Budget. Any subsequent re-submissions or renewals, upon approval by Quintiles and Sponsor, will be reimbursed upon receipt of appropriate documentation.

NO OTHER ADDITIONAL FUNDING REQUESTS WILL BE CONSIDERED

The Budget is as follows:

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EXHIBIT *

DESIGNATION OF LOCAL REPRESENTATIVE FOR DATA PROTECTION PURPOSES [For use only if personal data will be collected or processed in the EEA and Sponsor is not located in the EEA]

Pursuant to the European Union Data Protection Directive, Sponsor, which is not located in the European Economic Area (“EEA”), hereby designates the following company to serve as its agent and representative for data protection purposes in the EEA (“Data Protection Representative”);

Name	Date

If the designated Data Protection Representative is Quintiles or a Quintiles Affiliate, the parties shall mutually agree upon a fee per country for each EEA country from which personal data will be exported to a location outside of the EEA pursuant to this Agreement.

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